Exhibit (a)(15)

International Rectifier Advises: Vishay Unable to Address Fundamental Concerns of IRF and Its Shareholders

EL SEGUNDO, Calif. – October 8, 2008 – International Rectifier Corporation (NYSE:IRF) today outlined a series of questions that it and its shareholders deserve answers to regarding Vishay Intertechnology, Inc.’s highly conditional proposal to acquire IRF and to interject Vishay-paid nominees onto the IRF Board of Directors.

•                  Does Vishay really think that its shareholders should accept an offer that is valued on the basis of a trough in the stock price for IRF following the company’s emergence from a restatement and during adverse market conditions?

•                  How can shareholders have any confidence that Vishay will get the financing for this transaction when it hasn’t announced any financing commitments in today’s tight credit market?

•                  Why are there so many subjective and discretionary conditions tied to this tender offer – including a “general market conditions” out?

•                  How is Vishay’s interest in IRF tied to its prior acquisition of IRF’s PCS unit?  Why did Vishay threaten meritless litigation against IRF relating to its prior acquisition of IRF’s PCS unit at the same time it made its first proposal for IRF?

•                  Why did Vishay attempt to distract IRF shareholders with a non-existent price increase?

•                  Isn’t it a conflict of interest for Vishay’s three hand-picked designees to receive $50,000 each from Vishay to stand for election to IRF’s board of directors?  How can shareholders trust that they will act in IRF shareholders’, not Vishay’s, best interest?

Richard J. Dahl, Chairman of the Board of International Rectifier said: “We are disheartened, but not surprised, by Vishay’s deafening silence over the issues of vital importance to the shareholders of International Rectifier.  We can only surmise that Vishay has no good answers.

“The Board and management team have great confidence that our strategic roadmap can deliver greater value for our shareholders than the uncertain $23.00 Vishay proposal, and that our Directors will serve the best interests of all IRF shareholders,” Mr. Dahl continued.  “Glass Lewis, Proxy Governance and Egan Jones all have scrutinized Vishay’s proxy proposals and nominees and found them inadequate.  Make no mistake: In this uncertain credit market, an offer without iron-clad financing commitments is just crying wolf.”

International Rectifier’s board of directors believes that it is in the best interests of the Company and all of the Company’s shareholders to vote the WHITE proxy or voting card FOR each of the Board’s nominees and vote AGAINST each of Vishay’s bylaw amendments.  If stockholders of IR have any questions or need assistance voting their shares, they can call D.F. King & Co., Inc., who is assisting IR, toll-free at 1-888-605-1957.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Contacts

International Rectifier Corporation

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

or
Media:
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Tom Davies, 212-521-4873
Roanne Kulakoff, 212-521-4837